Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-63671, Form S-8, File
No. 333-48081, Form S-8, File No. 333-48882, Form S-4 Form No. 333-48293, Form S-8, File No. 333-68016, Form S-3, File
No. 333-136921, and Form S-8, File No. 333-145327) of Washington Real Estate Investment Trust and Subsidiaries and in the related Prospectus of our reports dated February 27, 2009 (except for changes as described in Note 2, Note 16 and the financial statement schedule, as to which the date is July 7, 2009) with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust and Subsidiaries for the year ended December 31, 2008, included in this Current Report on Form 8-K of Washington Real Estate Investment Trust and Subsidiaries dated July 10, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia July 7, 2009